Exhibit 107
CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

International Money Express, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$495,728,443.75(1)(2)(3)	0.00013810	$68,460.10(4)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$495,728,443.75
Total Fees Due for Filing			$68,460.10
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$68,460.10

(1)	Title of each class of securities to which transaction applies: Common stock, $0.0001 par value per share, of International Money Express, Inc. (the “Common Stock”).

(2)	Aggregate number of securities to which transaction applies:

As of October 15, 2025, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 31,094,505 which consists of:

(a)	29,714,656 shares of Common Stock entitled to receive the per share merger consideration consisting of a $16.00 per share cash payment (the “Merger Consideration”);

(b)	146,125 shares of Common Stock underlying outstanding and unexercised stock options (whether vested or unvested) entitled to receive the Merger Consideration minus the applicable exercise price;

(c)	598,351 shares of Common Stock underlying restricted stock units entitled to receive the Merger Consideration; and

(d)	635,373 shares of Common Stock underlying performance stock units (assuming target level of performance) entitled to receive the Merger Consideration.

(3)	Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Estimated solely for the purposes of calculating the filing fee, as of October 15, 2025, the underlying maximum aggregate value of the transaction was calculated as the sum of:

(a)	the product of 29,714,656 shares of Common Stock and the Merger Consideration;

(b)	the product of (i) 146,125 shares of Common Stock underlying outstanding and unexercised options (whether vested or unvested), and (ii) $3.79, which is the difference between the Merger Consideration and the weighted-average exercise price of $12.21;

(c)	the product of 598,351 shares of Common Stock underlying restricted stock units and the Merger Consideration; and

(d)	the product of 635,373 shares of Common Stock underlying performance stock units (assuming target level of performance) and the Merger Consideration.

(4)	In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00013810.